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                                                                   EXHIBIT 10(m)
                             TAX SHARING AGREEMENT


                 THIS TAX SHARING AGREEMENT dated as of June 17, 1992 is made and entered into by and between Manville Corporation, a Delaware corporation ("Manville"), and Riverwood International Corporation, a Delaware corporation ("Riverwood").


                                    RECITALS

                 WHEREAS, Manville is the common parent corporation of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code") and Riverwood is a member of such affiliated group; and

                 WHEREAS, The affiliated group of which Manville is the common parent and Riverwood is a member (the "Combined Consolidated Group"), files a consolidated federal income tax return as defined in Section 1501; and

                 WHEREAS, Manville and Riverwood desire to provide for the allocation of liabilities, procedures to be followed, and other matters with respect to certain taxes for tax years beginning after December 31, 1991, in which Riverwood and its subsidiaries are included in a consolidated federal income tax return filed for the Combined Consolidated Group.


                                   AGREEMENT

                 NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                                 DEFINITIONS

                 1. "The Code" shall mean the Internal Revenue Code of 1986, as amended.
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                 2.       "Combined Consolidated Group" shall mean the
Riverwood Consolidated Group together with the Manville Consolidated Group, and any other corporations which may become members of either.

                 3. "Combined Consolidated Return" shall mean a consolidated federal income tax return filed for the Combined Consolidated Group.

                 4. "Estimated Tax Sharing Payments" shall mean the periodic tax sharing payments required under Article III, Section 2 of this Agreement.

                 5. "Estimated Tax Sharing Payment Date" shall mean the date of the payment of the balance of the Estimated Tax Sharing Payments as described in Article III, Section 2 of this Agreement.

                 6. "Federal Income Taxes" and "Federal Income Tax Liability" shall mean the taxes imposed by sections 11, 55, 59A, and 1201(a) of the Code, or any successor provisions to such sections and any other income based U.S. federal taxes which are hereinafter imposed upon corporations.

                 7.       "IRS" shall mean the Internal Revenue Service.

                 8. "Manville Consolidated Group" shall mean the affiliated group of corporations of which Manville is the common parent, and any other corporations which may become members of that affiliated group, but excluding members of the Riverwood Consolidated Group.

                 9. "Pro Forma Riverwood Return" shall mean a pro forma consolidated federal income tax return prepared pursuant to Article III,
Section 1 or 4.

                 10. "Regulations" shall mean the Treasury regulations as in effect from time to time.

                 11. "Riverwood Consolidated Group" shall mean the affiliated group of corporations of which Riverwood would be the common parent if it were not a subsidiary of Manville, and any other corporations which may become members of that affiliated group.





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                                   ARTICLE II

                               PROCEDURAL MATTERS

                 1. Manville shall have the sole and exclusive responsibility for the preparation and filing of the consolidated U.S. federal income tax return of the Combined Consolidated Group, including any amended returns and any other returns, documents or statements required to be filed with the IRS with respect to the determination of the Federal Income Tax Liability of the Combined Consolidated Group. All returns shall be filed by Manville on a timely basis, taking into account extensions of the due date for the filings of such returns.

                 2. The Riverwood Consolidated Group shall continue to join in filing a consolidated federal income tax return and consolidated or combined state income tax returns with the Manville Consolidated Group for all such taxable years for which the Riverwood Consolidated Group is eligible to do so under the Code, the Regulations and applicable state statutes, unless Manville shall request otherwise.

                 3. Manville shall make all Federal Income Tax payments, including estimated payments, with respect to tax returns prepared on behalf of all companies included in the Combined Consolidated Group, and Manville shall have the right to exercise all powers of a common parent with respect to filing the consolidated federal income tax returns as are conferred on it by the Regulations and applicable state statutes.

                 4. Manville shall be the sole and exclusive agent of the Riverwood Consolidated Group and any member of such group in any and all matters relating to the U.S. Federal Income Tax Liability of the Combined Consolidated Group for all consolidated return years. The same shall apply with respect to any state income tax liability where the Riverwood Consolidated Group files combined returns with the Manville Consolidated Group. In its sole discretion, Manville shall have the right with respect to any Combined Consolidated Returns which it files (a) to determine (i) the manner in which such returns shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported, (ii) whether any extensions may be requested and (iii) the elections that





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will be made by any member of the Combined Consolidated Group, (b) to contest, compromise or settle any adjustment or deficiency proposed, asserted or assessed as a result of any audit of such returns by the IRS, (c) to file, prosecute, compromise or settle any claim for refund and (d) to determine whether any refunds, to which the Combined Consolidated Group may be entitled, shall be paid by way of refund or credited against the tax liability of the Combined Consolidated Group. Riverwood hereby irrevocably appoints Manville as its agent and attorney-in-fact to take such action (including the execution of documents) as Manville may deem appropriate to effect the foregoing.

                 5. Manville shall honor all reasonable requests by Riverwood to participate in the audit process or any litigation relating to any Combined Consolidated Returns. Manville shall indemnify Riverwood and hold Riverwood harmless if Manville adjusts, compromises or settles without the consent of Riverwood an issue affecting the liability of the Riverwood Consolidated Group under this agreement and there is a substantial likelihood that Riverwood would prevail.

                 6. Riverwood shall reimburse Manville for any outside legal and accounting expenses incurred by Manville in the course of the conduct of any audit or contest regarding the tax liability of the Combined Consolidated Group, and for any other expenses incurred by Manville in the course of any litigation relating thereto, to the extent such costs are reasonably attributable to a Riverwood Consolidated Group issue.

                 7. Riverwood shall furnish to Manville in a timely manner such information and documents as Manville may reasonably request for purposes of preparing the returns referred to in Section 1 of this Article.

                                  ARTICLE III

                CALCULATION AND PAYMENT OF TAX SHARING PAYMENTS

                 1. For each taxable year for which Manville files a Combined Consolidated Return, Manville shall prepare a Pro Forma Riverwood Return taking into account elections, methods of accounting, and positions with respect to specific items that are consistent with those





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made or used by Manville for purposes of the Combined Consolidated Return.  The
Pro Forma Riverwood Return shall reflect any carryovers of net operating losses, net capital losses, excess tax credits or other tax attributes from prior years' Pro Forma Riverwood Returns (assuming that members of the Riverwood Consolidated Group had not been in existence before January 1, 1992) which could have been utilized by the Riverwood Consolidated Group if the Riverwood Consolidated Group had never been included in the Combined Consolidated Group. The Pro Forma Riverwood Return shall not, however, reflect carryovers of any attributes from the Manville Consolidated Group. Any provision of the Code that requires consolidated computations, such as Sections 861 and 1231, shall be applied separately to the Riverwood Consolidated Group for purposes of preparing the Pro Forma Riverwood Return. Section 1.1502-13 of the Regulations shall be applied as if the Riverwood Consolidated Group and the Manville Consolidated Group were separate affiliated groups, except that the Pro Forma Riverwood Return shall include all gains or losses recognized by the Riverwood Consolidated Group on transactions between members of the Riverwood Consolidated Group which are restored pursuant to Section 1.1502-13(f)(1)(iii) of the Regulations and actually reflected on the Combined Consolidated Return as a result of the Riverwood Consolidated Group ceasing to be included in the Combined Consolidated Group.

                 The Pro Forma Riverwood Return shall be provided to Riverwood no later than 30 days after the due date (including extensions) for the return for the Combined Consolidated Group.

                 2. For each taxable year in which a Combined Consolidated Return is filed, Riverwood shall make periodic payments ("Estimated Tax Sharing Payments") to Manville in such amounts as, and no later than the dates on which, payments of estimated tax would be due from the Riverwood Consolidated Group under Section 6655 of the Code if it were not included in the Combined Consolidated Group. The balance, if any, of the Estimated Tax Sharing Payments due for a taxable year shall be paid to Manville no later than March 15 of the following year. Riverwood shall pay to Manville no later than 60 days after the date on which a Combined Consolidated Return for any taxable year is filed, an amount equal to the sum of (i) the Federal Income Tax Liability shown on the Pro Forma Riverwood Return prepared for that taxable year and (ii)





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the additions to tax, if any, under Section 6655 of the Code that would have been imposed upon Riverwood (treating the amount due to Manville under (i) above as Riverwood's Federal Income Tax Liability and treating any Estimated Tax Sharing Payments as estimated tax payments with respect to such liability), reduced by the sum of the Estimated Tax Sharing Payments and interest thereon as determined pursuant to Article IV of this Agreement running from the Estimated Tax Sharing Payment Date. If the Estimated Tax Sharing Payments paid to Manville for any taxable year exceed the amount of the liability under the preceding sentence, Manville shall refund such excess to Riverwood within 45 days after completion of the Pro Forma Riverwood Return, plus interest as determined in Article IV of this Agreement running from the date on which the consolidated federal income tax return of the Combined Consolidated Group is due, without regard to extensions.

                 3. If a Pro Forma Riverwood Return reflects a net operating loss, net capital loss, excess tax credit or other tax attribute, then Manville shall pay to Riverwood within 90 days of the due date (including extensions) for the Combined Consolidated Return the refund which the Riverwood Consolidated Group would have received as a result of the carryback of such attribute to a Pro Forma Riverwood Return for any taxable year or years in which the Riverwood Consolidated Group is included in the Combined Consolidated Group. The amount of refund will be determined as if the Riverwood Consolidated Group had never been included in the Combined Consolidated Group, Pro Forma Riverwood Returns had been actual returns and the members of the Riverwood Consolidated Group had not been in existence before January 1, 1992. All calculations of actual and deemed refunds pursuant to Section 3 of this Article shall include interest computed as if Riverwood had filed a claim for refund or an application for a tentative carryback adjustment pursuant to
Section 6411(a) of the Code on the date on which the consolidated federal income tax return of the Combined Consolidated Group is due, without regard to extensions.

                 4. If, in any year after the Riverwood Consolidated Group ceases to be a member of the Combined Consolidated Group, a Riverwood federal income tax return reflects a net operating loss, net capital loss, excess credit or any other tax attribute, and such attribute can be carried back to a Combined Consolidated Return, Man-





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ville upon Riverwood's written request, shall file a claim for a refund electing such carryback, and Manville shall pay to Riverwood the amount of any refund, credit or offset of tax liability (including interest thereon) which Manville, as common parent for the former Combined Consolidated Group, actually receives as a result of the carryback of such attribute; provided, however, that the amount of any such refund paid to Riverwood (excluding interest thereon) shall not exceed the amount of the payments made by Riverwood to Manville in accordance with this Agreement for the taxable years of the Combined Consolidated Group to which the Riverwood tax attributes resulting in the refund could be carried. Manville shall pay the amount of any such refund to Riverwood within 30 days after receipt thereof.

                 5. To the extent that any audit, litigation, claim or refund with respect to a Combined Consolidated Return results in an increase or decrease in taxable income relating to the treatment of a Riverwood Consolidated Group issue, a corresponding adjustment shall be made to such item and to Riverwood's tax liability reflected on the applicable Pro Forma Riverwood Return. Within 10 days after any such adjustment is finally determined, Riverwood shall make additional tax sharing payments (plus interest), including any penalties consistent with such adjustment, to Manville, or Manville shall refund to Riverwood any amounts received by Manville in connection with such audit, litigation, claim or refund, plus interest pursuant to Article IV of this Agreement.

                 6. All calculations required to be made by Manville under this Agreement shall be binding upon the parties hereto absent manifest error.

                                   ARTICLE IV

                                    INTEREST

                 Interest required to be paid by or to Riverwood pursuant to this Agreement shall, unless otherwise specified, be computed at the rate and in the manner provided in the Code for interest on underpayments and overpayments, respectively, of federal income tax for the relevant period.





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                                   ARTICLE V

                    STATE & LOCAL INCOME AND FRANCHISE TAXES

                 1. The principles expressed with respect to the Combined Consolidated Group federal income tax matters in Articles I-III shall apply with equal force to state and local income and franchise tax matters, including the preparation and filing of state and local income tax and franchise tax returns by the Combined Consolidated Group.

                 2. Any interest charge required to be paid by or to Riverwood pursuant to this Agreement with respect to any state or local income tax or franchise tax return shall be computed at the rate and in the manner as provided under the applicable state or local statute for interest on underpayments and overpayments of such tax for the relevant period.


                                   ARTICLE VI

                            MISCELLANEOUS PROVISIONS

                 1. Manville and Riverwood agree that any information furnished one another pursuant to this Agreement is confidential and, except as, and to the extent, required during the course of an audit or litigation or otherwise required by law, shall not be disclosed to another person or entity.

                 2. This Agreement shall be binding upon and inure to the benefit of any successor to any of the parties, by merger, acquisition of assets or otherwise, to the same extent as if the successor had been an original party to this Agreement.

                 3. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to conflicts of law principles thereof.

                 4. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which when taken together shall constitute one and the same instrument.





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                 5.       The headings in this Agreement are for convenience
only and shall not be deemed for any purpose to constitute a part or to affect the interpretation of this Agreement.

                 6. This Agreement may be amended from time to time by agreement in writing executed by all the parties hereto or all of the parties then bound thereby. This Agreement constitutes the entire agreement with respect to the subject matter hereof and supersedes all prior written and oral understandings with respect thereto.

                 7. Any notice, request or other communication required or permitted in this Agreement shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, addressed as follows:

TO RIVERWOOD:             Riverwood International Corporation
                          3350 Cumberland Circle Suite 1600
                          Atlanta, Georgia 30339
                          Attn:    Sr. Vice President Finance

TO MANVILLE:              Manville Corporation
                          P.O. Box 17086
                          Denver, Colorado 80217
                          Attn: Senior Director of Taxes

or to such other address as set forth in writing by either party to the other in accordance with this section.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized representatives.

                                         MANVILLE CORPORATION, a Delaware
                                         corporation

                                         By: /s/ Richard B. Von Wald
                                            ----------------------------------
                                         Name: Richard B. Von Wald
                                              --------------------------------
                                         Title: Senior Vice President
                                               -------------------------------





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                                        RIVERWOOD INTERNATIONAL
                                        CORPORATION, a Delaware
                                        corporation



                                        By: /s/ F.R. McCauley
                                            ---------------------------------
                                        Name: F.R. McCauley
                                              -------------------------------
                                        Title: Senior Vice President, Finance
                                               ------------------------------








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